Exhibit 10.3

RESTRICTED STOCK UNIT GRANT AGREEMENT

THIS RESTRICTED STOCK UNIT GRANT AGREEMENT (the “Agreement”), by and between TWIN DISC, INCORPORATED (the “Company”) and ______________________ (the “Employee”), is dated this 4th day of August, 2021 to memorialize an award of restricted stock units of even date herewith.

WHEREAS, the Company adopted a Long-Term Incentive Compensation Plan in 2021 (the “Plan”), whereby the Compensation and Executive Development Committee of the Board of Directors (the “Committee”) is authorized to grant restricted stock units that entitle an employee of the Company receiving such award to shares of common stock of the Company if the employee remains employed by the Company through a specific date; and

WHEREAS, effective August 4, 2021 (the “Grant Date”), the Committee made an award of restricted stock units to the Employee as an inducement to remain employed by the Company and increase the Employee’s equity interest in the Company.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements herein set forth, the parties hereto agree as follows:

1. Restricted Stock Unit Grant.  Subject to the terms of the Plan, a copy of which has been provided to the Employee and is incorporated herein by reference, the Company grants to the Employee ______ restricted stock units (“RSUs”). Each RSU represents the right to receive one share of common stock of the Company (each a “Share”), subject to the terms and conditions and restrictions set forth in this Agreement and the Plan.

2. Price Paid by Employee.  The price to be paid by the Employee for the RSUs granted shall be         No          Dollars ($ 0.00) per share.

3. Transferability.  Until such time as the RSUs are settled by the issuance of Shares in accordance with this Agreement and the Plan, neither the RSUs nor any rights relating thereto may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Employee. Any attempt to assign, pledge, attach, sell or otherwise transfer or encumber the RSUs or the rights relating thereto shall be wholly ineffective.

4. Vesting.  Subject to Section 9 below, if the Employee continues to be employed by the Company on the third anniversary of the Grant Date, the RSUs granted hereby shall vest in their entirety, and the Employee shall be issued the number of Shares represented by such RSUs. Such Shares shall be issued as soon as practicable following such vesting date, but no later than the 15th day of the third month of the calendar year after the calendar year in which the RSUs vest.

5. Termination of Employment for Reasons Other than Death or Disability.  Subject to Section 7 below, if the Employee’s employment with the Company is terminated for any reason other than death or disability prior to the third anniversary of the Grant Date, the RSUs granted hereby shall be forfeited.

6. Termination of Employment due to Death or Disability.  Subject to Section 9 below, if, prior to the third anniversary of the Grant Date, the Employee terminates employment due to death or disability, the RSUs granted hereby shall vest and the Employee (or the Employee’s beneficiary) shall be issued the number of Shares represented by such RSUs. Subject to Section 9 below, the delivery of such Shares shall occur (i) no later than 2½ months after the Employee’s termination of employment due to death; or (ii) on the earlier of (A) the first day of the seventh month following the date of the Employee’s termination of employment due to disability or (B) the date of the Employee’s death. The Committee shall conclusively determine whether the Employee shall be considered permanently disabled for purposes of this restricted stock unit award.

7. Termination Following Change in Control.  Notwithstanding Sections 4, 5 and 6 of this Agreement, and subject to Section 9 below, if an event constituting a Change in Control of the Company occurs and the Employee thereafter either terminates employment for Good Reason or is involuntarily terminated by the Company without cause, the RSUs granted hereunder shall immediately vest and Shares represented by such RSUs shall be delivered. Subject to Section 9 below, the delivery of such Shares shall occur on the earlier of (i) the first day of the seventh month following the date of the Employee’s termination of employment, or (ii) the date of the Employee’s death.  Employee’s continued employment with the Company, for whatever duration, following a Change in Control of the Company shall not constitute a waiver of his or her rights with respect to this Section 7. Employee's right to terminate his or her employment pursuant to this Subsection shall not be affected by his or her incapacity due to physical or mental illness.  For purposes of this Section 7:

(a)	“Good Reason” shall mean any of the following, without the Employee’s written consent:

(i)

the assignment to Employee of duties, responsibilities or status that constitute a material diminution from his or her present duties, responsibilities and status or a material diminution in the nature or status of Employee's duties and responsibilities from those in effect as of the date hereof;

(ii)

a material reduction by the Company in the Employee's annual base salary as in effect immediately prior to the Change in Control of the Company or as the same shall be increased after the Change in Control of the Company;

(iii)	a material change in the geographic location at which the Employee must provide services; or

(iv)

a material change in or termination of the Company’s benefit plans or programs or the Employee’s participation in such plans or programs (outside of a good faith, across-the-board reduction of general application) in a manner that effectively reduces their aggregate value.

(b)	“Change in Control of the Company” shall be deemed to occur in any of the following circumstances:

(i)

if there occurs a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) whether or not the Company is then subject to such reporting requirement;

(ii)

if any “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act) other than John Batten or any member of his family (the “Batten Family”), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities, except that any acquisition of securities of the Company directly from the Company (excluding any acquisition resulting from the exercise of a conversion or exchange privilege in respect of outstanding convertible or exchangeable securities unless such outstanding convertible or exchangeable securities were acquired directly from the Company) shall not constitute a Change in Control of the Company;

(iii)

if at any time after August 4, 2021 (the “Effective Date” of the Plan), individuals who as of the Effective Date constitute the Board of Directors (as of the Effective Date, the “Incumbent Board”) shall cease to constitute a majority of the Board of Directors; provided however, that any person becoming a director after the Effective Date whose appointment or nomination for election to the Board of Directors was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board; and provided further, that no such individual whose initial assumption of office occurs as a result of an actual or threatened election contest which was (or, if threatened, would have been) subject to Exchange Act Rule 14a-12(c) shall be deemed to have been a member of the Incumbent Board; or

(iv)

upon the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the consummation of complete liquidation of the Company or the sale or disposition by the Company of all or substantially all the Company's assets.

(c)	To constitute a termination for Good Reason hereunder:

(i)	Termination of employment must occur within two years following the existence of a condition that would constitute Good Reason hereunder; and

(ii)

Employee must provide notice to the Company of the existence of a condition that would constitute Good Reason within 90 days following the initial existence of such condition.  The Company shall be provided a provided a period of 30 days following such notice during which it may remedy the condition.  If the condition is remedied, the Employee’s subsequent voluntary termination of employment shall not constitute termination for Good Reason based upon the prior existence of such condition.

8. Dividend Equivalents. If, prior to the date the RSUs awarded to the Employee are settled by the issuance of Shares, the Company declares a cash or stock dividend with respect to shares of common stock of the Company, then, on the payment date of the dividend, the Employee shall be credited with dividend equivalents in an amount equal to the dividends that would have been paid to the Employee if one share of common stock of the Company had been issued on the Grant Date for each RSU granted to the Employee as set forth in this Agreement. Such dividend equivalents shall be credited to a separate account (the “Account”) maintained for the Employee on the books and records of the Company. Such Account shall be maintained solely for purposes of calculating dividend equivalents due to the Employee, and the Company shall not be obligated to set aside any funds in the Account. Cash dividends credited to the Employee’s Account shall not be adjusted for interest. The dividend equivalents, if any, credited to the Employee’s Account shall be distributed (and, with respect to stock dividends, shares of common stock of the Company shall be issued), only if, when and to the extent the original RSUs to which they relate vest and are settled, and if the RSUs to which dividend equivalents relate are forfeited, such dividend equivalents shall also be forfeited.

9. Award Subject to Shareholder Approval of Plan. Notwithstanding any provision of this Agreement to the contrary:

(a)	If the shareholders of the Company do not approve the Plan before August 4, 2022, any and all awards reflected in this Agreement shall be null and void.

(b)

If an event occurs prior to such shareholder approval that would otherwise result in issuance of Shares prior to such shareholder approval (including, for example, termination of the Employee’s employment due to death or disability), such Shares shall not be issued unless and until such shareholder approval occurs; and such shares shall be issued no later than 2 ½ months after the date of such shareholder approval occurs (or, if later, the first day of the seventh month following the Employee’s termination of employment for reasons other than death).

10. Employment Status.  Neither this Agreement nor the Plan imposes on the Company any obligation to continue the employment of the Employee.

TWIN DISC, INCORPORATED

By:
Its:

EMPLOYEE:

[NAME]